Exhibit 10.5

GUARANTY

THIS GUARANTY (this “Agreement” or “Guaranty”), made as of April 1, 2008, by GRAMERCY CAPITAL CORP., a Maryland corporation, having an address at 420 Lexington Avenue, New York, New York 10170 (the “Guarantor”), to DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH, a branch of a foreign banking institution, having an address at 60 Wall Street, 10th Floor, New York, New York 10005 as agent and initial lender (in such capacity together with its successors in such capacity, the “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Loan Agreement dated as of July 18, 2003 (the “Original Closing Date”), by and among (i) First States Investors DB I, LLC (the “Original Holding Company Borrower”), (ii) various of the wholly-owned subsidiary entities of Original Holding Company Borrower which own Property (individually or collectively, as applicable, the “Original Property-Owning Borrower”,  and together with the Original Holding Company Borrower, the “Original Borrower”), the Agent on behalf of the lenders and LaSalle Bank National Association, as collateral agent, as amended by that certain First Amendment to Loan Agreement, dated August 9, 2004, that certain Second Amendment to Loan Agreement, dated September 30, 2004, and that certain Third Amendment to Loan Agreement, dated September 30, 2005 (together, the “Original Loan Agreement”), the Original Holding Company Borrower and the Original Property-Owning Borrower obtained a series of loan advances (collectively, the “Original Loan”) from Agent to provide financing for portions of the acquisition cost of certain properties that the Original Holding Company Borrower and various of the Original Property-Owning Borrowers acquired;

WHEREAS, on the Original Closing Date American Financial Realty Trust, a Maryland real estate investment trust (“AFRT”) and First States Group, L.P., (“FSG”, together with AFRT, the “Original Guarantor”), executed that certain Guaranty of Non-Recourse Obligations (the “Original Guaranty”) for the benefit of Agent;

WHEREAS, Gramercy Capital Corp., a Maryland corporation, has entered into a definitive merger agreement to acquire American Financial Realty Trust, which would result in the loan under the Original Loan Agreement being due and payable;

WHEREAS, Gramercy Capital Corp., a Maryland corporation, has requested that the Agent amend and restate the Original Loan Agreement and those certain other loan documents that evidence the Original Loan;

WHEREAS, contemporaneously with the execution and delivery hereof (i) First States Investors DB I, L.P., a Delaware limited partnership, and First States Investors DB I B, L.P., a Delaware limited partnership (collectively, the “Holding Company Borrower”), and each wholly-owned subsidiary entity of Holding Company Borrower listed on Schedule I attached hereto (individually or collectively, as applicable, a “Current Property-Owning Borrower” and, together with the Holding Company Borrower, the “Maker”), has executed and delivered to Agent, as payee, that certain Amended and Restated Promissory Note, dated the date hereof (the  “Note”), in the maximum principal face amount of One Hundred Million Dollars ($100,000,000)

(the “Loan Amount”) in evidence of the loan being continued this day by Agent to Borrower (the “Loan”), and (ii) Holding Company Borrower and Current Property-Owning Borrower (collectively, with each wholly-owned subsidiary entity of Holding Company Borrower that owns a Property and from time to time joins the Loan Agreement as an additional Borrower after the date hereof, the “Borrower”); LaSalle Bank National Association, as collateral agent; and Agent, as agent and initial lender, have executed and delivered that certain Amended and Restated Loan Agreement (as may be amended and restated after the date hereof, the “Loan Agreement”), of even date herewith, pursuant to which the Loan is being continued (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Loan Agreement);

WHEREAS, each Current Property-Owning Borrower and Future Property-Owning Borrower shall, pursuant to the Loan Agreement, grant to Agent a Mortgage/Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (collectively, the “Mortgages”), with respect to the Property in order to secure the Note; and

WHEREAS, Guarantor directly or indirectly owns a substantial interest in the Borrower and shall derive a substantial economic benefit from the making of the Loan by Agent to Borrower; and

WHEREAS, as a condition precedent to the continuing of the Loan and making any future advances in accordance with the Loan Agreement, Borrower has agreed to procure and deliver to Agent this Agreement; and

WHEREAS, Agent has declined to continue the Loan, and make any future advance in accordance with the Loan Agreement, unless this Agreement is duly executed by Guarantor and delivered to Agent.

NOW, THEREFORE, in consideration for, and as an inducement to, Agent’s continuing the Loan and agreeing to make future advances in accordance with the Loan Agreement, and for other good and valuable consideration the legal sufficiency of which and receipt thereof are hereby acknowledged, and notwithstanding any provision to the contrary contained in the Loan Agreement, the Note, the Mortgages or any of the other Loan Documents, including without limitation, any “non-recourse” provision of any such documents, Agent and Guarantor do hereby agree as follows:

1.             Guarantor on behalf of itself and its successor and assigns, does hereby absolutely, unconditionally, irrevocably and personally: (i) guaranty to Agent payment and performance of all of the obligations, representations, covenants, warranties and liabilities of Borrower under the Loan Agreement and Loan Documents, (ii) guaranty to Agent payment on each Payment Date, commencing on the April, 2008, Payment Date through and including the March, 2009, Payment Date, an amount, if any, equal to the positive difference (not less than zero (0)) between (x) $541,666.67 and (y) the amount applied to repay the outstanding Principal Indebtedness on such Payment Date pursuant to the eighth (8th) clause of Section 3.12(b) of the Loan Agreement; and (iii) agrees to reimburse Agent for, and hold Agent harmless from and against, any and all losses, damages, claims, expenses, deficiencies, liabilities and costs (including, without limitation, reasonable attorneys’ fees and disbursements) incurred, suffered or sustained by Agent and/or its successors and assigns as a result of or arising out of, in connection with or resulting from, the enforcement of this Agreement against Guarantor (the obligations of Guarantor under clauses “i”, “ii” and “iii” above being referred to hereinafter, collectively, as “Guarantor’s Obligation”).

2.             Guarantor shall not permit with respect to itself (and its Subsidiaries on a combined basis) any of the following to be breached, as determined quarterly on a combined basis in conformity with GAAP:

(a)      Minimum Tangible Net Worth.  Tangible Net Worth shall not be less than $400,000,000, plus seventy-five percent (75%) of the net proceeds from equity offerings completed after the date hereof;

(b)      Minimum Debt to Book Equity.  The outstanding Indebtedness shall not exceed 85% of the Total Asset Value;

(c)      Minimum Liquidity. The sum of cash and Marketable Securities held shall not be less than $15,000,000 in aggregate;

(e)      Minimum Fixed Charge Coverage.  The Fixed Charge Coverage Ratio shall not be less than 1.30:1.

For purposes of this Paragraph 2, the following terms shall have the following respective meanings:

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person or entity as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person or entity.

 “Consolidated EBITDA” means, for any Person for any period, an amount equal to: (a) Consolidated Net Income for such period; plus (b) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period; (ii) the provision for federal, state, local and foreign income taxes payable by such Person and its Subsidiaries for such period; (iii) depreciation and amortization expense deducted in determining such Consolidated Net Income; and (iv) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period; minus (c) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits of such person and its Subsidiaries for such period; and (ii) all non-cash items increasing Consolidate Net Income for such period.

“Consolidated Interest Charges” means, for any Person for any period, the sum of: (i) all interest, premium payments, debt discount, fees, charges and related expenses of such Person in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance  with GAAP, and (b) the portion of rent expense of such Person with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any Person for any period, consolidated net income of such Person (excluding gains and extraordinary losses) for that period, as determined in accordance with GAAP.

 “Fixed Charge Coverage Ratio” means for any Person for any period, the ratio of Consolidated EBITDA for such Person to Fixed Charges for such period.

“Fixed Charges” means, for any Person, for any period: (a) debt service for such Person for such period excluding capitalized interest to the extent capitalized interest is paid out of a dedicated interest reserve account sufficient to cover such payments for such period; plus (b) restricted payments with respect to preferred stock or other preferred equity interests issued by such Person required to be paid regardless of available cash during such period.

“GAAP” means with respect to the financial statements or other financial information of any Person, generally accepted accounting principles in the United States which are in effect from time to time.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such person; (e) Capital Leases of such Person; and (f) indebtedness of others guaranteed by such Person.

“Lien” means any mortgage, lien, encumbrance, charge or other security interest, whether arising under contract, by operation of law, judicial process or otherwise.

“Marketable Securities” means any of the following:

98% of the market value of negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of less than 1 year; or

95% of the market value of negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of 1-10 years; or

90% of the market value of negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of more than 10 years; or

90% of the market value of single-class mortgage participation certificates (“FHLMC Certificates”) in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and the ultimate collection of principal of which are guaranteed by the Federal Home Loan Mortgage Corporation (excluding Real Estate Mortgage Investment Conduit (“REMIC “) or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivative securities); or

90% of the market value of single-class mortgage pass-through certificates (“FNMA Certificates”) in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and ultimate collection of principal of which are guaranteed by the Federal National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, pass-through certificates backed by adjustable rate mortgages collateralized mortgage obligations, securities paying interest or principal only and similar derivative securities); or

90% of the market value of single-class fully modified pass-through certificates (“GNMA Certificates” in book-entry form backed by single-family residential mortgage loans, the full and timely payment of principal and interest of which is guaranteed by the Government National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivatives securities); or

85% of all actively and regularly traded investment-grade residential mortgage-backed securities; or

such other collateral as Guarantor and Agent may agree, with such valuation percentage applied thereto as Agent, in its sole but reasonable discretion acting in good faith shall deem appropriate.

“Person” means an individual, partnership, corporation, joint stock company, trust or unincorporated organization or a governmental agency or political subdivision thereof.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Tangible Net Worth” means, as of a particular date, (i) all amounts that would be included under capital on a balance sheet of Guarantor and its consolidated Subsidiaries at such date, determined in accordance with GAAP, less (ii)  the sum of (A) amounts owing to the Borrower from affiliates and (B) intangible assets of the Guarantor and its consolidated Subsidiaries.

“Total Asset Value” means the total value of assets owned by the Guarantor.

3.             It is agreed that the obligations of Guarantor hereunder shall be primary and this Agreement shall be enforceable against Guarantor and its successors and assigns without the necessity for any suit or proceeding of any kind or nature whatsoever brought by Agent against Borrower or its respective successors or assigns or any other party or against any security for the payment of the Guarantor’s Obligation and without the necessity of any notice of non-payment or non-observance or of any notice of acceptance of this Agreement or of any notice of demand to which Guarantor might otherwise be entitled (including, without limitation, diligence, presentment, notice of maturity, extension of time, protest, notice of dishonor or default, change in nature or form of the Guarantor’s Obligation, acceptance of further security, release of further security, imposition or agreement arrived at as to the amount of or the terms of the Guarantor’s Obligation, notice of adverse change in Borrower’s financial condition and any other fact that might materially increase the risk to Guarantor), all of which Guarantor hereby expressly waives. Guarantor hereby expressly agrees that the validity of this Agreement and the obligations of Guarantor hereunder shall in no way be terminated, affected, diminished, modified or impaired by reason of the assertion of or the failure to assert by Agent against Borrower, or its successors or assigns, any of the rights or remedies reserved to Agent pursuant to the provisions of the Loan Agreement, the Note, the Mortgages or any other Loan Documents.

4.             Guarantor waives, and covenants and agrees that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any and all appraisal, valuation, stay, extension, marshaling-of-assets or redemption laws, or right of homestead or exemption, whether now or at any time hereafter in force, that may delay, prevent or otherwise affect the performance by Guarantor of its obligations under, or the enforcement by Agent of, this Agreement. Guarantor further covenants and agrees not to set up or claim any defense, counterclaim, cross-claim, offset, set-off, right of recoupment, or other objection of any kind to any action, suit or proceeding in law, equity or otherwise, or to any demand or claim that may be instituted or made by Agent hereunder other than the defense of the actual timely performance of Guarantor’s Obligations hereunder. Guarantor represents, warrants and agrees that, as of the date hereof, its obligations under this Agreement are not subject to any counterclaims, cross-claims, rights of recoupment, offsets or affirmative or other defenses of any kind against Agent.

5.             Guarantor agrees that any notice or directive given at any time by Guarantor to Agent that is inconsistent with any waiver contained in this Agreement shall be void and may be ignored by Agent, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Agreement for the reason that such pleading or introduction would be at variance with the written terms of this Agreement, unless Agent has specifically agreed otherwise in a writing, signed by a duly authorized officer. Guarantor specifically acknowledges and agrees that the foregoing waivers are of the essence of the Loan transaction and that, but for this Agreement and such waivers, Agent would not make the Loan to Borrower.

6.             The provisions of this Agreement are for the benefit of Agent and its successors and assigns, and nothing herein contained shall impair, as between Borrower and Agent, the obligations of Borrower under the Loan Agreement, the Note, the Mortgages or any of the other Loan Documents.

7.                                       This Agreement shall be a continuing guaranty and the liability of Guarantor hereunder shall in no way be terminated, affected, modified, impaired or diminished (to the extent permitted by law) by reason of the happening, from time to time, of any of the following, although without notice or the further consent of Guarantor or Guarantor’s successors and assigns:

(a)                                  any assignment, amendment, modification or waiver of or change in any of the terms, covenants, conditions or provisions of the Loan Agreement, the Note, the Mortgages or any of the other Loan Documents or the invalidity or unenforceability of any of the foregoing; or

(b)                                 any extension of time that may be granted by Agent to Borrower or Guarantor; or

(c)                                  any action that Agent or Borrower may take or fail to take under or in respect of any of the Loan Documents or by reason of any waiver of, or failure to enforce any of the rights, remedies, powers or privileges available to Agent under this Agreement or available to Agent at law, equity or otherwise, or any action on the part of Agent or Borrower granting indulgence or extension in any form whatsoever; or

(d)                                 any dealing, transaction, matter or thing occurring between Agent, Borrower or Guarantor or Guarantor’s successors and assigns; or

(e)                                  any sale, exchange, release, or other disposition of any property pledged, mortgaged or conveyed, or any property in which Agent has been granted a lien or security interest to secure any indebtedness of Borrower to Agent; or

(f)                                    any release of any person or entity who may be liable in any manner for the payment and collection of any amounts owed by Borrower to Agent; or

(g)                                 the application of any sums by whomsoever paid or however realized to any amounts owing by Borrower to Agent in such manner as Agent shall determine in its sole discretion; or

(h)                                 any Event of Default, whether or not Agent has exercised any of its rights and remedies as set forth in the Loan Agreement or the Mortgages upon the happening of any such Event of Default; or

(i)                                     Borrower’s and/or Guarantor’s voluntary or involuntary liquidation, dissolution, sale of all or substantially all of their respective assets and liabilities, appointment of a trustee, receiver, liquidator, sequestrator or conservator for all or any part of Borrower’s or Guarantor’s assets, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment, or the commencement of other similar proceedings affecting Borrower or Guarantor or any of the assets of either of them, including, without limitation, (A) the release or discharge of Borrower from the payment and performance of its obligations under any of the Loan Documents by operation of law, or (B) the impairment, limitation or modification of the liability of Borrower, its partners or Guarantor in bankruptcy, or of any remedy for the enforcement of the Guarantor’s Obligation, under any of the Loan Documents, or Guarantor’s liability under this Agreement, resulting from the operation of any present or future provisions of the Federal Bankruptcy Code or other present or future federal, state or applicable statute of law or from the decision in any court; or

(j)                                     any change in or termination of the ownership interest of Guarantor in Borrower (whether direct or indirect); or

(k)                                  any conveyance of the Property, whether or not pursuant to a foreclosure sale, a deed in lieu of foreclosure, a transfer through bankruptcy, or otherwise.

8.                                       Guarantor acknowledges that this Guaranty and Guarantor’s Obligation are and shall at all times continue to be absolute, unconditional and irrevocable in all respects, and shall at all times be valid and enforceable irrespective of any other agreement or circumstances of any nature whatsoever that might otherwise constitute a defense to this Guaranty or the obligations of any other person or party (including, without limitation, Borrower or any other guarantor) relating to this Guaranty or the obligations of Guarantor hereunder.

9.                                       Guarantor agrees that if at any time all or any part of any payment at any time received by Agent from Borrower or Guarantor under or with respect to this Agreement is or must be rescinded or returned by Agent for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of Borrower or Guarantor), then Guarantor’s Obligation hereunder shall, to the extent of the payment rescinded or returned, be deemed to have continued in existence notwithstanding such previous receipt by Agent, and Guarantor’s Obligation hereunder shall continue to be effective or reinstated, as the case may be, as to such payment, as though such previous payment to Agent had never been made,

10.                                 Guarantor (a) shall have no right of subrogation against Borrower by reason of any payments or acts of performance by Guarantor in compliance with the obligations of Guarantor hereunder; (b) hereby waives any right to enforce any remedy that Guarantor now or hereafter shall have against Borrower by reason of any one or more payments or acts of performance in compliance with the obligations of Guarantor hereunder; (c) shall subordinate any liability or indebtedness of Borrower now or hereafter held by Guarantor or any affiliate of Guarantor to the obligations of Borrower under the Loan Documents; and (d) shall not file, assert or receive payment on any claim whether now existing or hereafter arising, against Borrower in the event of the commencement of a case by or against Borrower under federal or state insolvency laws.

11.                               Guarantor represents and warrants to Agent, with the knowledge that Agent is relying upon the same, as follows:

(a)                                  Guarantor is solvent and has the legal right to enter into this Agreement and to perform its obligations under the terms hereof;

(b)                                 to the best of Guarantor’s knowledge, there is no action, suit, proceeding or investigation pending or threatened against or affecting Guarantor at law, in equity, in admiralty or before any arbitrator or any governmental department, commission, board, bureau, agency or instrumentality (domestic or foreign) that is likely to result in any material adverse change in the property, assets or condition (financial or otherwise) of Guarantor or that is likely to impair materially the ability of Guarantor to perform its obligations under this Agreement;

(c)                                  Guarantor (i) is a duly and solely organized and validly existing corporation in good standing under the laws of the State of Maryland, (ii) has the requisite power and authority to carry on its business as now being conducted, and (iii) has the requisite power to execute and deliver, and perform its obligations under, this Agreement and all of the other Loan Documents to which it is a party;

(d)                                 the execution and delivery by Guarantor of this Agreement, and all of the other Loan Documents to which it is a party, Guarantor’s performance of its obligations hereunder and thereunder (i) have been duly authorized by all requisite action on the part of Guarantor, (ii) will not violate any provision of any legal requirements, any order of any court or other governmental authority, the organizational documents or any indenture or agreement or other instrument to which Guarantor is a party or by which Guarantor is bound, and (iii) other than those obtained or filed on or prior to the date hereof, Guarantor is not required to obtain any consent, approval or authorization from, or to file declaration or statement with, any governmental authority or other agency in connection with or as a condition to the execution, delivery or performance of this Agreement, and all of the other Loan Documents to which it is a party.

(e)                                  This Agreement, and all of the other Loan Documents executed by Guarantor in connection with the Loan, (i) is the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles, and  (ii) are not subject to any right of rescission, set-off, counterclaim or defense by Guarantor (including the defense of usury), and Guarantor has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto; and

(f)                                    all financial statements that have heretofore been furnished by Guarantor to Agent in connection with this Agreement, and all such financial statements that hereafter may be furnished to Agent by Guarantor have been and shall be prepared by an independent certified public accountant approved by Agent in accordance with the Loan Agreement, shall be consistent in form with prior statements and shall be certified by Guarantor (provided no default shall have occurred and be continuing under the Loan, in which event any such statements shall be certified by such independent certified public accountant); are and shall be true, correct and complete and do and shall fairly present the financial condition of Guarantor, all as of the respective dates thereof.

12.                                 As long as this Agreement shall be outstanding, Guarantor shall furnish to Agent, within ninety (90) days after the end of each calendar year or other fiscal year of Guarantor (or within five business days after filing, in the case of tax returns) and within sixty-five (65) days after the end of each of the first three calendar quarters, and within thirty (30) business days after

Agent’s request made at any time or from time to time:  (a) complete and current financial statements of Guarantor (audited for the annual financial statements and unaudited for the financial statements of the first three calendar quarters), in form and scope reasonably satisfactory to Agent; (b) copies of Guarantor’s tax returns; and (c) such other financial information relating to Guarantor as  may reasonably request.

13.                                 Guarantor and Agent acknowledge and agree that this Agreement is a guaranty of payment and performance and not of collection and enforcement in respect of any of the Guarantor’s Obligation. No exculpatory language contained in any of the other Loan Documents shall in any event or under any circumstances modify, qualify or affect the personal recourse obligations and liabilities of Guarantor hereunder.

14.                                 Agent may freely assign any or all of its rights under this Agreement, but any such assignment shall be made only to the subsequent holder of the Note and no such assignment shall increase Guarantor’s Obligation or diminish its rights hereunder. In the event of any such assignment, Agent shall give Guarantor prompt notice of same, but the consent of Guarantor shall not be required for any such assignment and failure to give such notice shall not affect the validity or enforceability of any such assignment or subject Agent to any liability and Guarantor shall continue to remain bound by and obligated to perform under and with respect to this Agreement. Guarantor shall not assign any of its obligations under this Agreement without the prior consent of the Agent.

15.                                 The representations, warranties and obligations of Guarantor set forth in this Agreement shall survive until this Agreement shall terminate in accordance with the terms hereof.

16.                                 This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements relating to such subject matter and may not be modified, amended, supplemented or discharged except by a written agreement signed by Guarantor and Agent. This Agreement also may be discharged by full performance of the Guarantor’s Obligation in accordance with the terms hereof, or as otherwise provided herein.

17.                                 If all or any portion of any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, such provision or portion thereof shall be deemed stricken and severed from this Agreement and the remaining provision and portions thereof shall continue in full force and effect.

18.                                 All notices, requests, demands and other communications under or in connection with this Agreement shall be in writing and shall be deemed to have been given or made for all purposes when delivered in person to the addresses set forth below or three (3) business days after same is sent by registered or certified mail, return receipt requested, postage prepaid, to the following addresses.

If to Guarantor:	The address listed above to the attention of
Marc Holliday and the Office of the General Counsel

With a copy to:	Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attn: Tony Lopez, Esq.

and

If to Agent:	The address listed above

With a copy to:	Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attn: Brian Krisberg, Esq.

The above addresses may be changed on written notice given as hereinabove provided. Notices may be sent by a party hereto or on its behalf by its attorney.

19.                                 This Agreement shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of Agent and its successors and assigns.

20.                                 The failure of Agent to enforce any right or remedy hereunder, or promptly to enforce any such right or remedy, shall not constitute a waiver thereof, nor give rise to any estoppel against Agent, nor excuse Guarantor from its obligations hereunder. Any waiver of any such right or remedy to be enforceable against Agent must be expressly set forth in writing signed by Agent.

21.

(a)                                  Any suit initiated by Agent against Guarantor or in connection with or arising, directly or indirectly, out of or relating to, this Agreement (an “Action”) may, at Agent’s option, be brought in any state or federal court in the State of New York having jurisdiction over the subject matter hereof. Guarantor hereby submits itself to the jurisdiction of any such court and agrees that service of process against Guarantor in any such action may be effected by any means permissible under federal law or under the laws of the state in which such Action is brought. Guarantor hereby agrees that insofar as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Guaranty, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon Guarantor.

(b)                                 Guarantor agrees that, provided that service of process is effected upon Guarantor in one of the manners hereinafter specified or as otherwise permitted by law, Guarantor irrevocably waives, to the fullest extent permitted by law, and agrees not to assert, by way of motion, as a defense or otherwise, (i) any objection that Guarantor may have or may hereafter have to the laying of the venue of any Action brought in any court as provided for by this Agreement, (ii) any claim that any Action brought in any such court has been brought in an inconvenient forum, or (iii) any claim that Guarantor is not personally subject to the jurisdiction of such court. Guarantor agrees that, provided that service of process is effected upon Guarantor in one of the manners specified in this Guaranty or as otherwise permitted by law, a final judgment from which Guarantor has not appealed or may not appeal in any Action brought in any such court shall be conclusive and binding upon Guarantor and may, so far as permitted under applicable law, be enforced in the courts of any state or any federal court or in any other courts to the jurisdiction of which it is subject, by a suit upon such judgment and that Guarantor shall not assert any defense, counterclaim or set-off in any such suit upon such judgment.

(c)                                  Guarantor hereby irrevocably designates and appoints National Registered Agents Inc. at 875 Avenue of the Americas, Suite 501, New York, New York 10001 (the “Service Agent”) as Guarantor’s authorized agent to accept and acknowledge on Guarantor’s behalf service of any and all process that may be served in any Action.

(d)                                 Guarantor agrees to execute, deliver and file all such further instruments or documents as may be necessary under the laws of the State of New York or the laws of the United States in order to make effective (i) the appointment of Service Agent as agent for service of process as provided above and (ii) Guarantor’s consent to jurisdiction as provided for in this Guaranty.

(e)                                  Guarantor hereby consents to process being served in any Action by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the notice address for Guarantor as set forth in this Guaranty or to Service Agent at the address provided for herein. If Service Agent shall desire to resign as agent for service of process, Guarantor shall substitute a party having an office within the Borough of Manhattan and reasonably acceptable to Agent to act as Service Agent (it being agreed that any such resignation shall not be effective unless and until the replacement Agent agrees in writing to act as Service Agent for service of process). Guarantor hereby agrees that provided that service is made in accordance with this paragraph or as otherwise permitted by law, Guarantor irrevocably waives, to the fullest extent permitted by law, all claim of error in connection with any such service and agrees that such service (i) shall be deemed in every respect effective service of process upon it in any Action, and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to Guarantor.

(f)                                    Nothing in this Agreement shall limit Agent’s right to serve process in any manner permitted by law or limit Agent’s right or the right of any of its successors or assigns to bring proceedings against Guarantor in the courts of any jurisdiction(s).

(g)                                 To the extent that Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment before judgment, attachment in aid of execution, execution or otherwise) with respect to Guarantor or Guarantor’s property, Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

(h)                                 As a further inducement to Agent’s making of the Loan to Borrower, and in consideration thereof, Agent and Guarantor each covenant and agree that in any action or proceeding brought on, under or by virtue of this Agreement, Agent and Guarantor each shall and do hereby unconditionally and irrevocably waive trial by jury.

(i)                                     Guarantor hereby further covenants and agrees to and with Agent that Guarantor may be joined in any action against Borrower in connection with the Loan Agreement, the Note, the Mortgages, or any of the other Loan Documents, solely with respect to the subject matter of this Agreement.

(j)                                     Guarantor covenants and agrees to indemnify and save Agent harmless of and from, and defend it against, all losses, costs, liabilities, expenses, damages or claims suffered by reason of Guarantor’s failure to perform its obligations hereunder.

22.                                 All of Agent’s rights and remedies under the Loan Agreement, the Note, the Mortgages or any of the other Loan Documents or under this Agreement are intended to be distinct, separate and cumulative and no such right or remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any other right or remedy available to Agent.

23.                                 Guarantor hereby consents that from time to time, before or after any default by Borrower, with or without further notice to or assent from Guarantor, any security at any time held by or available to Agent for any obligation of Borrower, or any security at any time held by or available to Agent for any obligation of any other person or party secondarily or otherwise liable for all or any portion of the Loan, may be exchanged, surrendered or released and any obligation of Borrower, or of any such other person or party, may be changed, altered, renewed, extended, continued, surrendered, compromised, waived or released in whole or in part, or any default with respect thereto waived, and Agent may fail to set off and may release, in whole or in part, any balance of any deposit account or credit on its books in favor of Borrower, or of any such other person or party, and may extend further credit in any manner whatsoever to Borrower, and generally deal with Borrower or any such security or other person or party as Agent may see fit; and Guarantor shall remain bound under this Agreement notwithstanding any such exchange, surrender, release, change, alteration, renewal, extension, continuance, compromise, waiver, action, inaction, extension of further credit or other dealing. This Agreement is independent of, and in addition to, all collateral granted, pledged or assigned under the Loan Documents.

24.                                 The terms of this Agreement have been negotiated, and this Agreement has been executed and delivered in the State of New York, and it is the intention of the parties hereto that this Agreement be construed and enforced in accordance with the laws of such State.

25.                                 This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

26.                                 Notwithstanding anything to the contrary contained herein, no provision of this Guaranty shall be deemed to limit, decrease or in any way diminish any rights of set-off Agent may have with respect to any cash, cash equivalents, certificates of deposit or the like which may now or hereafter be put on deposit with Agent by Borrower or by Guarantor.  Upon the  occurrence and during the continuance of any event of default, Agent is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Agent to or for the credit or the account of Guarantor against any and all of the obligations of Guarantor now or hereafter existing under this Guaranty and the Loan Documents, irrespective of whether or not Agent shall have made any demand under this Guaranty or the Loan Documents and although such obligations may be contingent and unmatured.  Agent agrees promptly to notify Guarantor after any set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application or this Guaranty.  The rights of Agent under this Paragraph 26 are in addition to other rights and remedies (including, without limitation, other rights to set-off) which Agent may have.

27.                                 Guarantor shall not wind up, liquidate, or dissolve its affairs or enter into any transaction of merger or consolidation (unless it is the surviving entity thereof), or sell, lease, or otherwise dispose of (or agree to do any of the foregoing) all or substantially all of its property or assets, without Agent’s prior written consent.

28.                                 This Agreement may be executed in counterparts, which together shall constitute the same instrument.

29.                                 TO THE FULLEST EXTENT PERMITTED BY LAW GUARANTOR HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING BROUGHT BY AGENT INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT.

30.                                 GUARANTOR HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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IN WITNESS WHEREOF, Guarantor has executed and delivered this Agreement as of the date and year first above written.

GUARANTOR:

GRAMERCY CAPITAL CORP.,
a Maryland corporation

By:	/s/ Andrew Levine
	Name:	Andrew Levine
	Title:	Corporate Secretary and Vice President